THE
                       [LOGO]      MED-DESIGN
                                   CORPORATION


                               2810 Bunsen Avenue
                            Ventura, California 93003

                          -----------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                          -----------------------------


To the Stockholders:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of The Med-Design Corporation (the "Company") will be held at The Union League, Broad and Sansom Streets, Philadelphia, Pennsylvania, on Monday, August 7, 2000, at 1:00 p.m. local time, for the following purposes:

     1. To elect seven directors of the Company to serve for the following year, or until their successors have been elected and qualified.

     2. To act upon a proposal to issue equity to certain officers, directors and consultants of the Company for compensation for services rendered and special incentives for future performances.

     3. To act upon a proposal to ratify the appointment of PricewaterhouseCoopers LLP as the Company's independent accountants for the fiscal year ending December 31, 2000.

     4. To transact such other business as may properly come before the Annual Meeting or any adjournments thereof.

     A proxy, if properly executed and received in time for the voting, will be voted in the manner directed therein. If no direction is made, such proxy will be voted FOR all proposals therein. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting or any adjournments thereof.

     The Board of Directors has fixed June 9, 2000, as the record date for determining stockholders entitled to notice of the Annual Meeting and to vote at such adjournments thereof. Only stockholders of record as of the close of business on June 9, 2000, are entitled to notice of, and to vote at, such meeting or any adjournments thereof.

You are cordially invited to attend the Annual Meeting. Whether or not you plan to attend, you are urged to complete, date and sign the enclosed proxy and return it promptly. If you receive more than one form of proxy, it is an indication that your shares are registered in more than one account, and each such proxy must be completed and returned if you wish to vote all your shares eligible to be voted at the Annual Meeting.

                                        By Order of the Board of Directors



                                        Joseph N.  Bongiovanni, III, Secretary

Dated: July 7, 2000

     PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.

                                   THE
                         [LOGO]    MED-DESIGN
                                   CORPORATION


                               2810 Bunsen Avenue
                            Ventura, California 93003

                             ----------------------

                                 PROXY STATEMENT
                             ----------------------

                                     GENERAL

The enclosed proxy is solicited pursuant to this Proxy Statement to be mailed on or about July 7, 2000 by the Board of Directors of The Med-Design Corporation, a Delaware corporation for use at the Annual Meeting of Stockholders (the "Annual Meeting") to be held at the time and place shown in the attached Notice of Annual Meeting of Stockholders and at any adjournment or adjournments thereof. The Company's telephone number is (805) 339-0375.

                    INFORMATION CONCERNING VOTING AND PROXIES

Proxies

     Shares represented by proxies, if properly signed, dated and received in time for the voting, will be voted at the Annual Meeting as specified, or, if not otherwise specified, FOR the election as directors of the nominees named herein and FOR each other proposal described in the attached Notice of Annual Meeting of Stockholders. Such proxies are revocable at anytime before they are exercised by written notice to the Secretary of the Company. Attendance at the Annual Meeting will not, without delivery of the written notice described in the immediately preceding sentence, constitute revocation of a proxy. Management is not aware at the date hereof of any matter to be presented at the Annual Meeting other than the election of directors and the other proposals described in the attached Notice of Annual Meeting of Stockholders. If any other matter is properly presented, the persons named in the proxy will vote thereon according to their best judgment.

     The expense of soliciting proxies for the Annual Meeting, including the cost of preparing, assembling and mailing the notice, proxy and Proxy Statement, will be paid by the Company. The solicitation will be made by directors, officers and regular employees of the Company without additional compensation. In addition, banks, brokers, and other nominees will be reimbursed for their customary expenses incurred in connection with the forwarding of such materials. The Company may employ an outside firm to assist in the solicitation of proxies and the cost, if any, for such services will be paid by the Company. Proxies may be solicited by personal interview, mail, telephone or facsimile transmission.

Record Date

     The record date for determining the holders of the Common Stock, $.01 par value per share, of the Company ("Common Stock"), the only voting class of capital stock of the Company that is issued and outstanding, who are entitled to notice of, and to vote at, the Annual Meeting is June 9, 2000.

Voting Securities

     As of the close of business on April 29, 2000, there were 9,905,553 shares of Common Stock outstanding, each of which will entitle its holder to one vote at the Annual Meeting. There is no cumulative voting.

ITEM 1 - ELECTION OF DIRECTORS

     At December 31, 1999, the Board of Directors consisted of eight persons, James M. Donegan, John A. Botich, Joseph N. Bongiovanni, III, Gilbert M. White, John F. Kelley, William A. Jolly, Pasquale L. Vallone and Vincent J. Papa. Michael W. Simpson was elected to the Board on January 12, 2000. John A. Botich retired from the Board on February 18, 2000. William A. Jolly, who was originally nominated to the Board at the request of the underwriter, has given notice of his intention to leave the Board at the end of his current term. Mr. Jolly will act as a non-voting observer on the Board which the Company is contractually obligated to grant the underwriter. The nominating committee, which has the task of nominating members for the Board, has nominated Messrs. Donegan, Simpson, Bongiovanni, White, Kelley, Vallone and Papa. The Stockholders are being asked to elect seven directors, who will comprise the Board of Directors of the Company, to serve for the ensuing year and until their successors are duly elected and qualified. All of the nominees are currently directors of the Company. If elected, each nominee will serve until the next annual meeting of stockholders of the Company or until his successor is elected and qualified.

     The persons named in the proxy intend to vote, unless otherwise instructed, FOR the election as director of each nominee. Each nominee has expressed his willingness to serve as a director if elected and the Company knows of no reason why any nominee would be unable to serve. The proxy holders may vote for any other person in their discretion or may refrain from electing or voting to elect anyone to fill the position. The directors shall be elected by a plurality of the votes of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting.

                          SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth as of April 10, 2000, certain information with respect to the beneficial ownership of Common Stock by each person known to the Company to own beneficially five percent or more of the outstanding Common Stock (the only voting class outstanding), by each director, and by all officers and directors as a group.

                                                                   Number of Shares           Percent of Class
                    Name and Address (1)                        Beneficially Owned (2)       Beneficially Owned
                    --------------------                        ----------------------       ------------------
James M.  Donegan........................................              1,495,065(3)                16.93%
Thor R.  Halseth.........................................                423,346(4)                 4.92%
Michael J.  Botich.......................................                358,622(4)                 4.16%
Michael W. Simpson.......................................                    -0-                     *
Joseph N. Bongiovanni, III...............................                135,000(5)                 1.55%
Gilbert M. White.........................................                201,650(6)                 2.32%
John F. Kelley...........................................                719,750(7)                 7.81%
Pasquale L. Vallone......................................                158,208(8)                 1.83%
Vincent J. Papa..........................................                 28,000(8)                  *
Hathaway & Associates, Ltd...............................                500,000(9)                 5.81%
All Directors and Officers as a Group (11 persons).......              3,742,449(10)               37.61%

--------------------
*Less than one percent (1%)

(1) Unless otherwise indicated, the address of each named holder is c/o The Med-Design Corporation, 2810 Bunsen Avenue, Ventura, California 93003.

(2) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting on investment power with respect to securities. Shares of Common Stock subject to options, warrants and convertible notes currently exercisable or convertible, or exercisable or convertible within sixty (60) days of April 10, 2000, are deemed outstanding for computing the percentage of the person holding such securities but are not deemed outstanding for computing the percentage of any other person. Except as indicated by footnote, and subject to community property laws where applicable, the person named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them.

(3) Includes 1,600 shares of Common Stock held by Mr. Donegan as custodian for Derek Donegan, his son, under Pennsylvania Uniform Gifts to Minor Act, a warrant to purchase 125,000 shares of Common Stock and an option to purchase 100,200 shares of Common Stock pursuant to the Company's Option Plan.

(4) Includes options to purchase 7,600 shares of Common Stock granted pursuant to the Company's Option Plan.

(5) Includes Options to purchase 125,000 shares of Common Stock granted pursuant to the Company's Option Plan and warrants granted to purchase 100,000 shares of Common Stock.

(6) Includes 1,400 shares of Common Stock held by Mr. White's spouse, options to purchase 42,000 shares of Common Stock granted pursuant to the Option Plan and warrants to purchase 50,000 shares of Common Stock.

(7) Includes options to purchase 64,000 shares of Common Stock pursuant to the Company's Option Plan, warrants to purchase 550,000 shares of the Company's Common Stock granted by the Company.

(8) Includes options to purchase 28,000 shares of Common Stock pursuant to the Company's Option Plan.

(9) Based on a Schedule 13G filed with the Securities and Exchange Commission on January 19, 2000 by Hathaway & Associates, Ltd., whose address is 119 Rowayton Avenue, Rowayton, CT 06853.

(10) Includes options and warrants to purchase 1,346,208 shares of Common Stock granted to directors and officers of the Company.

                        DIRECTORS AND EXECUTIVE OFFICERS

Identification and Business Experience

     The following table sets forth the names and certain information about each of the nominees for election as a director of the Company and the executive officers of the Company.

                                                                                                   Director/
Name                                        Age      Position(s)                                   Officer Since
----                                        ---      -----------                                   -------------
James M.  Donegan (3)                       49       Chairman of the Board, Chief Executive        1994
                                                     Officer and President

Michael W. Simpson                          42       Vice President, Chief Operating Officer       1999

Lawrence D. Ellis                           49       Vice President, Chief Financial Officer       1996

Joseph N. Bongiovanni, III (3)              55       Vice President, Secretary and Director        1994

Gilbert M. White (1)(2)                     62       Director                                      1994

Michael J. Botich                           52       Senior Vice President, Research and           1994
                                                     Development

Thor R. Halseth                             47       Senior Vice President, Design                 1994

John F. Kelley (3)                          56       Director                                      1995

Pasquale L. Vallone (1)(2)(3)               72       Director                                      1998

Vincent J. Papa (1)(2)(3)                   50       Director                                      1998

-------------
(1) Member of the Audit Committee of the Board of Directors
(2) Member of the Compensation Committee of the Board of Directors
(3) Member of the Nominating Committee of the Board of Directors

     There are no family relationships among any of the Directors, executive officers and significant employees of the Company.

     Mr. Donegan is the Chairman of the Board of Directors of the Company and is the Chief Executive Officer and President of the Company. From 1991 to 1995, Mr. Donegan served as the marketing executive for the Structured Investment Division of Chase Manhattan Bank and most recently as the Managing Director of Chase Futures Management, Inc.

     Mr. Simpson is a director and Chief Operating Officer of the Company. Prior to joining the Company, Mr. Simpson spent two years at Becton, Dickinson and Company most recently as Worldwide Director of Advance Protection Infusion Therapy Systems. Prior to Becton, Dickinson and Company, Mr. Simpson spent five years at Johnson & Johnson as International Product Director for Advanced Research and Development.

     Mr. Ellis is the Company's Vice President, and Chief Financial Officer. From 1991 to 1995 Mr. Ellis served as Controller for Phonotics, Inc., a company engaged in the research and development and manufacturing of fiber optic test equipment. In addition to Controller and Treasurer experience, Mr. Ellis has six years of public accounting experience with Ernst & Young, LLP.

     Mr. Bongiovanni is a director and is a Vice President and the Secretary of the Company. Since 1978, Mr. Bongiovanni has been the senior partner of the law firm Bongiovanni & Berger.

     Mr. White is a director and was an Executive Vice President of the Company. Prior to joining the Company in 1995, Mr. White had been a Senior Vice President of Rollins Hudig Hall, a large international insurance firm, where he designed, marketed and serviced complex insurance programs for large national and international clients since 1984.

     Mr. Botich is the Senior Vice President, Research and Development of the Company, from 1990 to 1995, Mr. Botich was the Senior Vice President of MDI, where he assisted in developing, engineering and designing the Company's safety needle technology.

     Mr. Halseth is Senior Vice President, Design. From 1990 to 1995, Mr. Halseth served as President and Director of Design for MDI, where he assisted in developing, engineering and designing the Company's safety needle technology. In addition, Mr. Halseth was a Senior Product Designer for Designworks U.S.A. from 1984 to 1995, where he directed and implemented the design of new and innovative products from the concept phase through models, prototypes and final product configuration. In addition, he was the principal designer of various products for the automotive, electronics, computer, recreational and consumer products industries.

     Mr. Kelley is a director of the Company. Since January, 1996, Mr. Kelley has been engaged in consulting services as an independent contractor. From 1988 to January, 1996, Mr. Kelley was employed by Chase Manhattan Bank where he served as the President and a director of Chase Manhattan Futures Corporation, the President of Chase Futures Management Inc., and the President of Chase Futures Advisors Inc.

     Mr. Vallone is a director of the Company. Mr. Vallone is a consultant for U.S. Aviation Underwriters, Inc. Mr. Vallone served in the underwriting and technical areas at U.S. Aviation Underwriters for 50 years until his retirement as a Senior Vice President in June, 1997.

     Mr. Papa is a director of the Company. Mr. Papa is Secretary and General Counsel of Energy Merchants LLC. Prior to this position he was a Managing Director and General Counsel for P.M.G. Capital Corp., a wholly owned affiliate of the Pennsylvania Merchant Group, where he had been since 1995. The Company has previously retained P.M.G. for investment banking services and may do so in the future.

     The Board of Directors recommends that stockholders vote FOR the election of Messrs. Donegan, Simpson, Bongiovanni, White, Kelley, Vallone and Papa.

Board Committees and Meetings

     The Board of Directors has an Audit Committee, a Compensation Committee and a Nominating Committee. The Audit Committee has the authority and duty to recommend to the Board the auditors to be engaged as the Company's independent public accountants and to review the scope and results of the audit and other services provided by the Company's independent accountants and to take such other action as it deems appropriate to insure the appropriate safeguarding of the Company's assets and appropriate accounting of its assets and liabilities. The Compensation Committee has all powers of and the authority to exercise all duties of the Board in matters relating to executive compensation and administration of all stock option and other employee benefit plans of the Company, subject to the terms of such plans. The Nominating Committee has the authority and duty to nominate directors of the Company to fill vacancies and to nominate directors of the Company's various subsidiaries, with such nomination to be approved by the Board in each case.

     During the fiscal year ended December 31,1999, eight meetings of the Board of Directors were held, at which all directors were present. The Audit Committee held four meetings and the Compensation Committee held nineteen meetings during the fiscal year ended December 31, 1999. The Nominating Committee did not meet during the fiscal year ended December 31, 1999. It's functions, however, were performed by the Board as a whole. No Director who was a Director or member of a committee during 1999 attended fewer than 75% of the Board meetings.

ITEM 2 - ISSUE EQUITY TO CERTAIN OFFICERS, DIRECTORS AND CONSULTANTS

     The Company, through its Compensation Committee comprised of outside disinterested Directors, and/or the majority of the Board with any Director receiving equity not voting, approved the grant of equity described below, to officers, directors and consultants for services performed or to be performed which were deemed by said Committee to be fair and reasonable compensation for said services

     John A. Botich on February 18, 2000, was awarded, subject to shareholders' approval, a warrant for 40,000 shares of Common Stock at the closing price on that day of $16.375. The warrants vest on February 18, 2001 and will expire on February 18, 2005. This warrant was awarded to Mr. Botich as part of an exit package upon his resignation that day as a director of the Company and termination of his consulting contract. Mr. Botich was a co-founder of the Corporation and former Executive Vice President and Chief Operating Officer and gave many years of dedicated service to the Company.

         On April 25, 2000 Lawrence D. Ellis, Chief Financial Officer, was awarded by the Board, subject to shareholders' approval, a warrant to purchase 66,000 shares of Common Stock of the Company at that day's closing price of $11.875. Mr. Ellis has been with the Company since August, 1995. The warrant was awarded to Mr. Ellis as part of his employment contract, his past employment contract having expired. The warrant will vest 33,000 immediately and the remaining will vest 1 year from the award date. The warrant expires on April 25, 2005.

     Michael J. Botich, Senior Vice President, Research and Development and co-inventor of the Company's retraction technology, on April 25, 2000, was awarded, subject to the approval of the shareholders, a warrant for 50,000 shares at that day's closing price of $11.875, provided the price of the Company's Common Stock trades at $22.00 or higher for thirty (30) consecutive trading days as quoted by Nasdaq Exchange Small Cap listing closing price. The warrant expires on April 25, 2005. This warrant was recommended by the Board as an incentive to promote Mr. Botich's continued productive contribution as well as his dedicated and tireless service to the Corporation.

     Thor R. Halseth, Senior Vice President, Design and co-inventor of the Company's retraction technology, on April 25, 2000, was awarded, subject to the approval of the shareholders, a warrant for 50,000 shares at that day's closing price of $11.875, provided the price of the Company's Common Stock trades at $22.00 or higher for thirty (30) consecutive trading days as quoted by Nasdaq Exchange Small Cap listing closing price. The warrant expires on April 25, 2005. This warrant was recommended by the Board as an incentive to promote Mr. Halseth's continued productive contribution as well as his dedicated and tireless service to the Corporation.

     Michael W. Simpson, Executive Vice President and Chief Operating Officer as part of his employment contract was awarded by the Compensation Committee as a signing bonus a warrant for 50,000 shares of Common Stock on November 11, 1999 at $7.88, the closing price on that date. The warrant vests on the date of issuance and expires on November 11, 2004. In addition, Mr. Simpson was awarded 200,000 shares of Common Stock provided the Company's stock trades at $22.00 or higher for thirty (30) consecutive trading days as quoted by the Nasdaq Exchange Small Cap Listing closing price. When Mr. Simpson was hired, the stock was trading at $7.88. These shares of stock would vest 1/3 each year after the stock trades at $22.00 for thirty (30) consecutive trading days. On April 25, 2000, the board awarded Mr. Simpson a warrant for 66,000 shares of Common Stock at $11.875, the day's closing price. These shares will vest 33,000 on November, 2000 and the remaining in November 2001, subject to Mr. Simpson's continued employment with the Company. The warrant expires on April 25, 2005. This warrant was awarded to Mr. Simpson in consideration of his outstanding services to the corporation and in consideration for his agreement to amend his employment contract to provide for deferral of his incentive compensation. In the event the shareholders do not approve Mr. Simpson equity awards the Company is obligated to pay him the cash equivalent. The failure of the shareholders to approve this issuance might result in the delisting of the Company's stock by Nasdaq or a potential financial claim against the Company.

     The Compensation Committee after consultation with PricewaterhouseCoopers, LLP has determined that James M. Donegan has been under-compensated since the inception of the Company. The Compensation Committee recommended, and the majority of the Board voted, subject to shareholder approval, to award Mr. Donegan compensation for past service in the form of equity in the amount of approximately 59,700 shares of Common Stock per year for the next four years, totaling 238,806 shares, beginning April 1, 2000 provided Mr. Donegan remains an officer, director or consultant of the Company.

     On October 19, 1999, John F. Kelley was awarded by the Compensation Committee a warrant for 50,000 shares of Common Stock at $6.25 for services rendered as part of his consultant contract with the Company. If the shareholders do not approve this warrant, the Company is obligated to pay John Kelley the cash equivalent. The cash equivalent is determined using the Black-Scholes option-pricing model to determine the value of the warrants at an average option price ten trading days prior and five trading days subsequent to August 7, 2000, the date of the shareholders meeting. On April 25, 2000 the Compensation Committee recommended, and the majority of the Board approved, the issuance to John F. Kelley of 125,000 shares of stock as payment when the syringe contract with Becton, Dickinson and Company is successfully negotiated and completed. The failure of the shareholders to approve this issuance might result in the delisting of the Company's stock by Nasdaq or a potential financial claim against the Company.

     The Board of Directors recommends that stockholders vote FOR the issuance of Warrants to certain Officers and Directors. Mr. Jolly abstained from the voting for James M. Donegan's compensation and voted against the compensation for John F. Kelley.

ITEM 3 - APPOINTMENT OF INDEPENDENT ACCOUNTANTS

     The Board of Directors has selected, subject to the stockholders' approval, PricewaterhouseCoopers LLP, as independent accountants, to audit the financial statements of the Company for the fiscal year ending December 31, 2000. PricewaterhouseCoopers LLP, was the Company's independent accountants for the fiscal year ended December 31, 1999. A representative of PricewaterhouseCoopers LLP is expected to be present at the Annual Meeting and will have an opportunity to make a statement if he or she desires to do so and to answer appropriate questions with respect to that firm's examination of the Company's financial statements and records for the fiscal year ended December 31, 1999.

Vote Required for Approval of Independent Accountant

     Under Delaware law, the affirmative vote of a majority of the votes cast by the holders of the Company's shares present in person or represented by proxy and entitled to vote at the Annual Meeting is required to approve the appointment of PricewaterhouseCoopers LLP as the Company's independent accountants. Under Delaware law abstentions are counted in determining the number of votes cast and, thus, will have the effect of a vote against the proposal. Under Delaware law, a broker non-vote will not be counted in determining the number of votes cast and, thus, will have no effect on the outcome of the vote.

     The Board of Directors recommends that stockholders vote FOR the approval of the appointment of PricewaterhouseCoopers LLP as the Company's independent accountants.

                             EXECUTIVE COMPENSATION

Compensation Table

     The following table sets forth information on the annual compensation of the officers whose salary exceeded $100,000 for the fiscal year ended December 31, 1999 for service rendered in all capacities during the fiscal year ended December 31, 1999.

                           Summary Compensation Table

                                                           Annual Compensation               Long Term Compensation
                                                           -------------------               ----------------------

                                                                                             Securities Underlying
Name and Principal Position       Year            Salary ($)                  Bonus($)       Options/SARSs
---------------------------       ----            ----------                  --------       -------------
James M. Donegan                  1999              225,000                     20,000          100,000
Chairman, Chief Executive         1998              185,000
Officer, President                1997              185,000                     10,000           25,000

Michael J. Botich                 1999              107,800                      6,000
Senior Vice President,            1998               98,000                                      16,000
Research and Development          1997               94,000                                      12,000

Thor R. Halseth                   1999              103,400                      6,000
Senior Vice President,            1998               94,000                                      16,000
Design                            1997               84,000                                      12,000

Lawrence D. Ellis                 1999              110,400                     15,000
Chief Financial Officer           1998               92,000                                      20,000
                                  1997               85,000                                       8,000

Compensation of Directors

     The Independent Directors receive $500 per meeting attended and annually receive options to purchase 16,000 shares of Common Stock, priced to market on the date of issue, pursuant to the Plan as compensation for services on the Board of Directors and any committees thereof. No other directors receive cash or other compensation for services on the Board of Directors or any committee thereof. All directors are entitled to reimbursement for reasonable expenses incurred in the performance of their duties as Board members.

Employment Agreements

     Effective April 1, 2000, the Company entered into an employment agreement with James M. Donegan, as Chief Executive Officer and President for one year. The agreement provides for base compensation of $300,000, a bonus of $25,000 and stock options for 100,000 shares of Common Stock at $8.375. The stock vests on the date of issuance and expires on April 19, 2005. In connection with the employment contract, the Compensation Committee, after consultation with PricewaterhouseCoopers, determined that James M. Donegan had been under-compensated since the inception of the Company and awarded him approximately 59,700 shares of Common Stock per year for the next four years, totaling to 238,806 shares, subject to shareholder approval and included in Item 2 here, as compensation for past service beginning April 1, 2000 provided Mr. Donegan remains an officer, director or consultant of the Company.

     On November 11, 1999 the Company entered into an employment contract with Michael W. Simpson as Chief Operating Officer for an initial term of three years. The agreement provides for base salary of $165,000 and a warrant to purchase 50,000 shares of Common Stock at $7.88 per share as signing bonus and a warrant to purchase 66,000 shares of Common Stock at $11.875 as compensation. The warrants expire on November 11, 2004 and April 25, 2005 respectively. The warrants are included in Item 2 to be approved by shareholders vote. Mr. Simpson is eligible for additional compensation as may be determined by the Board of Directors in its sole discretion. The Board of Directors may, in its sole discretion, increase base compensation award bonuses and additional compensation each year. The agreement may be terminated for cause. The agreement also provides for a special incentive payment of 200,000 shares of Common Stock in the event the Company is merged into or acquired by another entity successfully or the Company's Common Stock trades over $22.00 per share for thirty (30) consecutive trading days as quoted by Nasdaq Exchange Small Cap listing closing price.

     On March 1, 2000 the Company entered into an employment agreement with Lawrence D. Ellis as Chief Financial Officer. The agreement provides for a base salary of $140,000, bonus of $20,000 and a warrant to purchase 66,000 shares of Common Stock at $11.875, the closing price of the day of the award. The warrant vests 33,000 upon issuance and 33,000 one year from issuance. The warrants expire on April 25, 2005. The warrant is included in Item 2 to be approved by shareholder vote.

      COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors and persons who own more than ten percent of a registered class of the Company's equity securities ("ten-percent holders") to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors, and ten-percent holders are required by regulation to furnish the Company with copies of all Section 16(a) forms that they file.

     Based solely on review of the copies of such forms furnished to the Company, the Company believes that, during the fiscal year ended December 31, 1999, all Section 16(a) filing requirements applicable to its officers, directors, and ten-percent holders were satisfied.

                      CERTAIN TRANSACTIONS WITH MANAGEMENT,
                           BOARD MEMBERS AND PROMOTERS

     James M. Donegan, Chairman of the Board, Chief Executive Officer, pursuant to action by the Board of Directors, was granted a warrant to purchase 100,000 shares of the Company's Common Stock at $3.94 on March 5, 1999 as compensation. On April 18, 2000, pursuant to action by the Board of Directors, James M. Donegan was granted a Stock Option of 100,000 shares of Common Stock at $8.375, the closing price on that day, as compensation. The Stock Option vests upon issuance. The warrant has been previously approved by shareholder vote.

     The Compensation Committee after consultation with PricewaterhouseCoopers has determined that James M. Donegan has been under-compensated since the inception of the Company. The Compensation Committee recommended, and the majority of the Board voted, subject to shareholder approval, to award Mr. Donegan compensation for past service in the form of equity in the amount of approximately 59,700 shares of Common Stock per year for the next four years, totaling 238,806 shares, beginning April 1, 2000 provided Mr. Donegan remains an officer, director or consultant of the Company. The stock is included in Item 2 to be approved by the shareholder vote.

     Joseph N. Bongiovanni, III, the senior partner of the law firm Bongiovanni & Berger, is a director, Vice President and Secretary of the company. During the fiscal year ended December 31, 1999 and 1998, Bongiovanni & Berger received $57,719 and $81,737, respectively, for legal services billed to the Company in 1999.

     On March 5, 1999, pursuant to action by the Board of Directors, Joseph N. Bongiovanni, III was granted a warrant to purchase 100,000 shares of the Company's Common Stock at $3.94. On April 25, 2000, pursuant to action by the Board of Directors, Joseph N. Bongiovanni, III was granted a stock option to purchase 100,000 shares of the Company's Common Stock at $11.875, the closing price on that day. The stock option vests upon issuance. The warrant has been previously approved by shareholder vote.

     John F Kelley, a director of the Company, has performed a significant level of consulting services to the Company from 1996 through the present by evaluating and negotiating strategic alliances on behalf of the Company as well as providing substantial ongoing administrative support functions. As compensation for these services in 1996, 1997 and 1998, the Company issued to Mr. Kelley 100,000 warrants for each year. The warrants for 1996 were issued on March 19, 1997 to purchase 100,000 shares of Common Stock at an exercise price of $7.50. On March 19, 1997, the closing price of the Common Stock was $8.50. The warrants for 1997 were issued on October 10, 1997 to purchase 100,000 shares of Common Stock at an exercise price of $5.44, and the warrants for 1998 were issued on January 14, 1998 to purchase 100,000 shares of Common Stock at an exercise price of $2.88. Further, on January 14, 1998, based upon Mr. Kelley's performance and consistent with his compensation agreement, the exercise price of the warrants issued on March 19, 1997 and October 10, 1997 were reset to $2.88 per share, pursuant to the action of the Board of Directors. Each of these warrants has been previously approved by shareholder vote.

     On August 25, 1998, pursuant to action by the Board of Directors, Mr. Kelley was appointed Chief Negotiator for the Company and on September 9, 1998 entered into an agreement in which the Company granted a warrant for 200,000 shares of Common Stock at $1.25 conditional upon the signing of an agreement with a potential strategic partner. This condition was met with the signing of an agreement where Med-Design received $4.5 million in licensing fees, $1.5 million in equity capital and ongoing royalty payments, and the warrant became effective. This warrant has been previously approved by shareholder vote.

     In June, 1998, Mr. Kelley participated in the private placement of $1,550,000 of the Company's convertible debentures. Mr. Kelley purchased $100,000 of convertible debentures which bear an interest rate of 4% and are convertible into the Company's Common Stock at a price of $1.25. The terms and conditions of Mr. Kelley's participation were identical to those of all other investors.

     On January 21, 1999, pursuant to action by the Board of Directors, the Company approved a consulting agreement with Mr. Kelley. Under the consulting agreement Mr. Kelley is paid $220,000, of which $100,000 is an up-front retainer plus $10,000 per month, and a warrant to purchase 50,000 shares of the Company's Common Stock at $3.25. The warrant has been previously approved by shareholder vote. While the Company has agreed orally to the terms of the agreement, the parties are proceeding to the completion of a signed written agreement.

     On October 19, 1999, John F. Kelley was awarded by the Compensation Committee a warrant for 50,000 shares of Common Stock at $6.25 for services rendered as part of his consulting contract with the Company for the year 2000. The warrant vests upon issuance and expires on October 19, 2004. If the shareholders do not approve this warrant the Company is obligated to pay John Kelley the cash equivalent. The cash equivalent is determined using the Black-Scholes option-pricing model to determine the value of the warrants at an average option price ten trading days prior and five trading subsequent to August 7, 2000, the date of the shareholders meeting. On April 25, 2000 the Compensation Committee recommended, and the majority of the Board approved, the issuance to John F Kelley of 125,000 shares of stock as payment when the syringe contract with Becton, Dickinson and Company is successfully negotiated and completed. Med-Design will receive $4.0 million in licensing fees and ongoing royalties under the terms of this agreement. The warrant and the stock are included in Item 2 to be approved by shareholder vote. The failure of the shareholder to approve this issuance might result in the delisting of the Company's stock by Nasdaq or a potential claim against the Company.

     William A. Jolly, a director of the Company, is a partner of Fine Equities, Inc. ("Fine"). Fine was engaged by the Company to serve as the placement agent for a private placement of $5,000,000 of the Company's Common Stock (which was consummated on January 23, 1997), for which it received fees and a reimbursement of expenses approximating $345,000, together with warrants ("Warrants") to purchase 100,000 shares of Common Stock at an exercise price of $5.50 per share. Fine assigned Warrants to Mr. Jolly to purchase 5,000 shares of Common Stock.

     Gilbert M. White, a director of the Company, as a result of the closing of the Philadelphia office and consolidation into California, resigned as an officer of the Company on January 30, 1998. In connection with Mr. White's resignation, on January 14, 1998, the Company granted to Mr. White warrants to purchase 50,000 shares of the Company's stock at an exercise price of $2.88 per share as well as executed a consulting agreement with Mr. White whereby Mr. White shall provide insurance-related consulting services to the Company for a one year period at an hourly rate of $125.00 and a maximum payment to Mr. White of $65,000. The warrants and agreement were granted to Mr. White in lieu of paying on the balance of his contract.

     Pasquale L. Vallone, a director of the Company, entered into an agreement to lend the Company $250,000 on May 29, 1998 for a period of one year. The loan is unsecured with interest at prime rate. The loan is callable upon change of control of the Company, the signing of any significant licensing or joint venture agreement or any refinancing of the Company in excess of $500,000. As a further condition of the loan, the Company also agreed to issue 33,000 shares of Common Stock which is earned ratably over the period of 1 year that the full amount of the loan remains outstanding. The loan was renewed on May 29, 1999 for an indefinite period at prime plus 810 shares of Common Stock per month. The loan principal and accrued interest was paid on February 29, 2000.

     Vincent J. Papa, a director of the Company. Mr. Papa is Secretary and General Counsel of Energy Merchants LLC. Prior to this position Mr. Papa was Managing Director and General Counsel for P.M.G. Capital Corp., a wholly owned affiliate of the Pennsylvania Merchant Group. Pennsylvania Merchant Group was engaged by the Company to serve as placement agent of $1,550,000 of the Company's convertible debentures (which was consummated on June 29th and July 22nd of 1998), for which it received fees and a reimbursement of expense approximating $76,000.

         On April 25, 2000 Lawrence D. Ellis, Chief Financial Officer, was awarded by the Board, subject to shareholders' approval, a warrant to purchase 66,000 shares of Common Stock of the Company at that day's closing price of $11.875. Mr. Ellis has been with the Company since August, 1995. The warrant expires April 25, 2000. The warrant was awarded to Mr. Ellis as part of his employment contract, his past employment contract having expired. The shares will vest 33,000 immediately and the remaining will vest 1 year from the award date. The warrant is included in
Item 2 to be approved by shareholder vote.

     Michael J. Botich, Senior Vice President, Research and Development and co-inventor of the Company's retraction technology, on April 25, 2000, was awarded, subject to the approval of the shareholders, a warrant for 50,000 shares at the day's closing price of $11.875, provided the price of the Company's Common Stock trades at $22.00 or higher for thirty (30) consecutive trading days as quoted by Nasdaq Exchange Small Cap listing closing price. The warrant expires April 25, 2000. This warrant was recommended by the Board as an incentive to promote Mr. Botich with continued productive contribution as well as his dedicated and tireless service to the Corporation.

     Thor R. Halseth, Senior Vice President, Design and co-inventor of the Company's retraction technology, on April 25, 2000, was awarded, subject to the approval of the shareholders, a warrant for 50,000 shares at the day's closing price of $11.875, provided the price of the Company's Common Stock trades at $22.00 or higher for thirty (30) consecutive trading days as quoted by Nasdaq Exchange Small Cap listing closing price. The warrant expires April 25, 2000. This warrant was recommended by the Board as an incentive to promote Mr. Halseth with continued productive contribution as well as his dedicated and tireless service to the Corporation.

     Michael W. Simpson, Executive Vice President and Chief Operating Officer as part of his employment contract was awarded by the Compensation Committee as a signing bonus a warrant for 50,000 shares on November 11, 1999 at $7.88, the closing price on that date. The warrant vests on the date of issuance and expires on November 11, 2004. In addition, Mr. Simpson was awarded 200,000 shares of stock provided the Company's stock trades at $22.00 or higher for thirty (30) consecutive trading days as quoted by the Nasdaq Exchange Small Cap Listing closing price. When Mr. Simpson was hired, the stock was trading at $7.88. These shares of stock would vest 1/3 each year after the stock trades for $22.00 for thirty (30) consecutive trading days as quoted by Nasdaq Exchange Small Cap listing closing price. On April 25, 2000, the board awarded Mr. Simpson a warrant for 66,000 shares of stock at $11.875, the day's closing price. These shares will vest 33,000 on November, 2000 and the remaining in November 2001, subject to Mr. Simpson's continued employment with the Company. The warrant expires April 25, 2000. This warrant was awarded to Mr. Simpson in consideration of his outstanding services to the corporation and in consideration for his agreement to amend his employment contract to provide for deferral of his incentive compensation. In the event the shareholders do not approve Mr. Simpson's equity awards the Company is obligated to pay him the cash equivalent. The failure of the shareholders to approve this issuance might result in the delisting of the Company's stock by Nasdaq or a potential financial claim against the Company.

     John A. Botich, an affiliate of the Company and former director, on February 18, 2000 was awarded a warrant for 40,000 shares of Common Stock at the closing price on that day of $16.375. This warrant was awarded to Mr. Botich as part of an exit package upon his resignation that day as a director of the Company and termination of his consultant contract. Mr. Botich was a co-founder of the Corporation and former Executive Vice President and Chief Operating Officer and gave many years of dedicated service to the Company. The warrant is included in Item 2 to be approved by shareholder vote.

                              STOCKHOLDER PROPOSALS

     Any stockholder proposal to be presented at the Annual Meeting of the Stockholders to be held in 2001 must be received by the Company on or before December 31, 2000 in order to be included in the Proxy Statement relating to the meeting. If a stockholder does not seek to have a proposal included in the Proxy Statement, but nevertheless wishes to present a proper proposal at the Annual Meeting of the Stockholders, and the proposal is received by the Company on or before March 15, 2000, the Company will provide information in the Proxy Statement relating to that meeting as to the nature of the proposal and how persons named in the proxy solicited by the Board of Directors intend to exercise their discretion to vote on the matter.

                                       By Order of the Board of Directors



Dated:   July 7, 2000                  Joseph N.  Bongiovanni, III, Secretary

PROXY
                           THE MED-DESIGN CORPORATION
                ANNUAL MEETING OF STOCKHOLDERS -- AUGUST 7, 2000

The undersigned hereby revokes all previous proxies for his shares and appoints James M. Donegan, Joseph N. Bongiovanni, III, and Gilbert M. White, and each of them, proxies of the undersigned with full power of substitution to vote all shares of the common stock, $0.3 par value per share, of The Med-Design Corporation (the "Company") that the undersigned is entitled to vote at the Company's Annual Meeting of Stockholders to be held at The Union League, Broad and Sansom Streets in Philadelphia, Pennsylvania, on August 7, 2000 at 1:00 P.M. local time, including any adjournment thereof, upon the matters set forth below.

This proxy is solicited on behalf of the Board of Directors. It will be voted as specified and if no specification is made, this proxy shall be voted FOR the proposals set forth in Items 1 (including all nominees for directors), 2 and 3 and within the discretion of the proxy holders as to any other matter pursuant to Item 4.

/X/ Please mark votes as in this example.

1.  Election of Directors
    Nominees: James M. Donegan, Michael W. Simpson, Joseph N. Bongiovanni, III, Gilbert M. White, John F. Kelley, Pasquale L. Vallone and Vincent J. Papa

    / /  FOR                         / /  WITHHOLD AUTHORITY
         all nominees listed above        to vote for all nominees listed above

--------------------------------------------------------------------------------
/ /  For all nominees except as noted above

                 (Continued and to be signed on reverse side.)

2. Proposal to issue equity to certain officers, directors and consultants for compensation, services rendered and special incentives for futute performance.

         / / FOR               / / AGAINST               / / ABSTAIN

3. Proposal to ratify the appointment of PricewaterhouseCoopers LLP as the Company's independent accountants for the fiscal year ending December 31, 1999.

         / / FOR               / / AGAINST               / / ABSTAIN

4. To transact such other business as may properly come before the meeting or any adjournments thereof.

                                           Dated:                      , 2000
                                                 ----------------------

                                           ----------------------------------
                                                        Signature

                                           ----------------------------------
                                                        Signature


                                           Note: please sign exactly as your
                                           name appears on the proxy. If
                                           signing for estates, trusts or
                                           corporations, title or capacity
                                           should be stated. If shares are
                                           held jointly, each holder must sign.

         PLEASE SIGN AND PROMPTLY RETURN IN THE ACCOMPANYING ENVELOPE.
                   NO POSTAGE REQUIRED IF MAILED IS THE U.S.